Exhibit 10.41

AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment”) is effective as of June 15, 2007, by and between Hoku Scientific, Inc., a Delaware corporation (“HOKU”), and Spire Corporation, a Massachusetts corporation (“SPIRE”). HOKU (also known as “Buyer”) and SPIRE (also known as “Seller”) are each a “Party” and together the “Parties” to this Amendment.

RECITALS

WHEREAS, HOKU and SPIRE are parties to that certain Purchase and Sale Agreement dated as of October 13, 2006 (the “Agreement”) pursuant to which HOKU agreed to purchase from SPIRE, and SPIRE agreed to sell to HOKU certain Products (as defined therein) for use in the manufacture of photovoltaic modules;

WHEREAS, on our about October 17, 2006, HOKU paid to SPIRE approximately $703,920 (the “Down Payment”) pursuant to Section 4(a) of the Agreement;

WHEREAS, the Products were required to be delivered to HOKU Ex Works Massachusetts and Japan on or before May 31, 2007;

WHEREAS, the Products have not yet been delivered to HOKU; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and for the mutual promises made herein, HOKU and SPIRE agree as follows:

AGREEMENT

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2. Reduction of Services. HOKU hereby agrees to waive all installation, training and process training services that SPIRE is required to perform pursuant to the Agreement, including, without limitation, the three (3) weeks of training at SPIRE’s Bedford, Massachusetts facility pursuant to Section 5(b) of the Agreement, the installation services at HOKU’s Kapolei, Hawaii facility pursuant to Section 5(b) of the Agreement, and the training services at HOKU’s Kapolei, Hawaii facility pursuant to Section 7(c) of the Agreement.

3. Reduction of Purchase Price. In exchange for HOKU’s agreement to waive the services pursuant to Section 2 above, SPIRE hereby agrees to reduce the net purchase price for the equipment by One Hundred Twenty-five Thousand Dollars ($125,000), such that the total purchase price pursuant to Section 4 of the Agreement is reduced to One Million Eight Hundred Eighty-six Thousand Two Hundred Dollars ($1,886,200), Ex Works Spire Corporation, Bedford, Massachusetts, USA and Okazaki, Japan.

4. Provisions of the Agreement Rendered Void. The Parties agree that Article 7 of the Agreement is hereby rendered null and void and is without effect.

5. Amendment of Article 5.b. The Parties agree that Article 5.b shall be amended and restated in its entirety to read as follows:

b. Performance: Seller shall make delivery in full of the of the Products, including all Product components in accordance with standard industry practices, using its best efforts in accordance with the shipment schedule in Article 3. Every deliverable component shall be new; with high

HOKU Initials & Date: DS	SPIRE Initials & Date: RWLF

quality workmanship, good quality; free of any design defects that may inhibit the smooth operation; and which satisfies the purpose of this Agreement. Each unit of deliverable equipment shall correspond to the specifications attached as Attachment A; be accompanied by a standard spare parts package which shall be defined by Seller prior to Ex- Works shipment; and be subject to a limited warranty as specified elsewhere in Article 8 of this Agreement.

All of the Products and related components delivered by the Seller shall be packed using new and strong packaging appropriate for shipping, transportation, loading and unloading. According to the requirements of each unit of equipment and any other items included with them, the Seller shall, consistent with accepted industry standards, supply any protection necessary to protect such equipment and other items from humidity, water, rust, erosion, or any other environmental factor which may damage the equipment or other items, and to insure that the Products arrive at the Buyer’s site safe and intact.

Each package, box or crate shall include the following documents:

1. Two copies of a detailed packing list;

2. Two copies of quality certificated;

3. Operation, service and repair manuals

4. Spare parts list;

5. Two copies of assembly drawing as required for routine repair and maintenance.

6. Amendment of Article 5.c. The Parties agree that Article 5.c shall be amended and restated in its entirety to read as follows:

c. Performance Period: The period of performance shall commence when the conditions precedent as described above are met and shall conclude with the delivery of the Products Ex Works Bedford / Okazaki shipment, and transferring custody of the Products to a carrier and/or agent for carrier named by Buyer.

7. Elimination of Letter of Credit Requirement. SPIRE hereby waives any and all requirements that HOKU establish a letter of credit, including, without limitation, HOKU’s obligations pursuant to Section 4(b) and Exhibit #1 of the Agreement.

8. Payment Terms. HOKU shall make a telegraphic transfer payment to Spire for the balance due based upon Spire’s invoice, in the amount of One Million One Hundred Eighty Two Thousand Two Hundred Eighty Dollars ($1,182,280.00) less any penalties due to HOKU as a result of late delivery as described in the Purchase and Sale Agreement, seven (7) business days prior to the Ex Works shipment from Bedford, Massachusetts, USA and Okazaki, Japan.

9. Transferability of Warranty. Notwithstanding anything to the contrary in the Agreement, including, without limitation restrictions on assignment and transferability set forth in Section 16 of the Agreement, SPIRE hereby agrees and consents to HOKU’s transfer of the limited warranty set forth in Attachment B to the Agreement to a third party in connection with HOKU’s sale or transfer of the Products to such third party, provided that SPIRE is consulted in connection with the installation of the Products at such third party’s facility.

HOKU Initials & Date: DS	SPIRE Initials & Date: RWLF

10. Miscellaneous. This Amendment shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of laws principles, and shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. This Amendment may be separately executed in counterparts, including counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The Parties agree to maintain the strict confidentiality of all of the terms and conditions of this agreement, except such terms and conditions may be disclosed to attorneys, tax advisors, or accountants of any Party, or to the extent required by law, including, without limitation, the Securities Exchange Act of 1934, the Securities Act of 1933, and in each case, the rules promulgated thereby, and as amended. This Amendment together with the Agreement constitute the entire agreement between the Parties concerning the subject matter hereof, and expressly supersede all prior oral and written discussions and agreements between the Parties in such respect. This Agreement shall not be modified or amended except by an instrument in writing signed by both Parties.

11. Potential Re-Sale of Products. HOKU has requested that Spire seek a re-sale offer of the Products and Spire will do so to the best of its ability, however, Spire has no obligation to make a re-sale for the Products nor does HOKU have any obligation to accept a re-sale offer from Spire.

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HOKU Initials & Date: DS	SPIRE Initials & Date: RWLF

In Witness Whereof, HOKU and SPIRE have executed this Amendment No. 1 as of the date first set forth above.

“SPIRE”		“HOKU”

Spire Corporation		Hoku Scientific, Inc.

By:	/s/ R.W. LaFavre	By:	/s/ Dustin Shindo
Name:	R.W. LaFavre	Name:	Dustin Shindo
Title:	Chief Operating Officer	Title:	CEO